EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Third Quarter 2018

 Third Quarter Performance Results in Record Quarter Revenue and Earnings

Company Raises Earnings Expectations for Full Year with Adjusted EPS
Above High-end of Previous Guidance Range

Bookings for Full Year 2019 are Well Ahead of this Year’s Record Levels in Occupancy and Pricing Across All Three Brands Versus Same Time Last Year

MIAMI, Nov. 08, 2018 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the third quarter ended September 30, 2018, as well as provided guidance for the fourth quarter and full year 2018.

Highlights

  The Company generated GAAP net income of $470.4 million or EPS of $2.11 compared to $400.7 million or $1.74 in the prior year.  Adjusted Net Income was $506.4 million or Adjusted EPS of $2.27 compared to $427.0 million or $1.86 in the prior year.  Adjusted EPS outperformed guidance by $0.07.
  Total revenue increased 12.5% to $1.9 billion. Gross Yield increased 4.5%.  Net Yield increased 4.0% on a Constant Currency basis, outperforming guidance by 50 basis points.
  The Company expects to generate record earnings in full year 2018 and has increased its outlook above the high-end of its previous guidance range.  Adjusted EPS is now expected to be approximately $4.85, which is inclusive of the previously announced impact from itinerary optimization initiatives which will benefit future periods.

“Our three brands fully benefited from strong demand for peak summer season sailings, with particular strength in premium-priced itineraries in Alaska and Europe, resulting in the highest quarterly revenue and earnings in our history,” said Mark A. Kempa, executive vice president and chief financial officer.  “As 2018 winds down, our earnings outlook improves as we increase our full year Adjusted EPS above the high-end of our previous guidance range.”

Third Quarter 2018 Results

GAAP net income was $470.4 million or EPS of $2.11 compared to $400.7 million or $1.74 in the prior year.  The Company generated Adjusted Net Income of $506.4 million or Adjusted EPS of $2.27 compared to $427.0 million or $1.86 in the prior year.

Revenue increased 12.5% to $1.9 billion compared to $1.7 billion in 2017.  Net Revenue increased 11.8% to $1.4 billion compared to $1.3 billion in 2017.  These improvements were primarily attributed to strong organic pricing growth across all core markets along with an increase in Capacity Days due to the addition of Norwegian Bliss to the fleet in the second quarter of 2018.  Gross Yield increased 4.5% and Net Yield increased 4.0% on a Constant Currency basis and 3.9% on an as reported basis.

Total cruise operating expense increased 10.8% in 2018 compared to 2017 primarily due to the aforementioned increase in Capacity Days.  Gross Cruise Costs per Capacity Day increased 4.0% due to higher marketing, general and administrative expenses. Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 2.0% on a Constant Currency basis and 2.1% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $510 from $476 in 2017.  The Company reported fuel expense of $99.6 million in the period.

Interest expense, net was $69.5 million in 2018 compared to $66.3 million in 2017. The increase in interest expense reflects additional debt in connection with the delivery of Norwegian Bliss in the second quarter of 2018, Project Leonardo financing, as well as higher interest rates due to an increase in LIBOR.  The increase in interest expense was partially offset by the benefits from the October 2017 full redemption of our 4.625% Senior Notes due 2020 and the April 2018 $135.0 million partial redemption of our 4.75% Senior Notes due 2021.

Company Outlook

“The robust booking environment for cruise vacations is alive and well as evidenced by our stellar booked position for 2019, which continues to exceed this year’s record levels, with booking momentum accelerating for sailings throughout 2019 and extending into 2020,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “We are well-positioned to achieve the three-year double-digit Adjusted EPS CAGR, net leverage and Adjusted ROIC targets provided at our 2018 Investor Day, while at the same time returning meaningful capital to shareholders, despite rising fuel prices and fluctuations in foreign exchange rates.”

2018 Guidance and Sensitivities

In addition to announcing the results for the third quarter, the Company also provided guidance for the fourth quarter and full year 2018, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2018 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Fourth Quarter 2018		Full Year 2018
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	Approx. 3.75%	Approx. 4.0%	Approx. 3.6%	Approx. 3.3%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 1.75%	Approx. 1.5%	Approx. 2.5%	Approx. 2.0%
Adjusted EPS	Approx. $0.78		Approx. $4.85
Adjusted Depreciation and Amortization (1)	Approx. $140 million		Approx. $537 million
Adjusted Interest Expense, net	Approx. $71 million		Approx. $267 million (2)
Effect on Adjusted EPS of a 1% change in Net Yield (3)	$0.05		$0.05 (4)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (3)	$0.03		$0.03 (4)

(1) Excludes $6.2 million and $24.9 million of amortization of intangible assets related to the Acquisition of Prestige in the fourth quarter and full year 2018, respectively.
(2) Excludes $6.3 million of redemption premium and write-off of fees in connection with the April 2018 partial $135.0 million redemption of our 4.75% Senior Notes due 2021.
(3) Based on midpoint of guidance.
(4) For the remaining quarter of 2018.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2018	Full Year 2018
Fuel consumption in metric tons	215,000	817,000
Fuel price per metric ton, net of hedges	$484	$480
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.03	$0.03 (1)

(1) For the remaining quarter of 2018.

As of September 30, 2018, the Company had hedged approximately 64%, 48%, and 38% of its total projected metric tons of fuel consumption for the remainder of 2018, 2019, and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Brent in 2018 and 2019 and Gasoil in 2020.

	Remainder of 2018	2019	2020
% of HFO Consumption Hedged	74%	62%	58%
Average USGC Price / Barrel	$53.02	$47.82	$41.14
% of MGO Consumption Hedged	25%	17%	26%
Average Brent Price / Barrel	$46.50	$49.25	-
Average Gasoil Price / Barrel	-	-	$80.99(1)

(1) Represents a blended rate that includes a $7.4 million benefit from 2020 Brent hedges that were replaced with Gasoil hedges in the third quarter of 2018.

The following reflects the foreign currency exchange rates the Company used in its fourth quarter and full year 2018 guidance.

	Current Guidance – November	Prior Guidance – August
Euro	$1.16	$1.17
British pound	$1.30	$1.32
Australian Dollar	$0.72	$0.74
Canadian Dollar	$0.77	$0.76

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship refurbishment projects. As of September 30, 2018, anticipated capital expenditures were $0.3 billion for the remainder of 2018, $1.4 billion and $0.9 billion for the years ending December 31, 2019 and 2020, respectively. We have export credit financing in place for the expenditures related to ship construction contracts of $0.05 billion for the remainder of 2018, $0.6 billion and $0.5 billion for the years ended December 31, 2019 and 2020, respectively.

Company Updates and Other Business Highlights

Company Appointed Mark A. Kempa to Chief Financial Officer

In September, the Company announced the appointment of Mark A. Kempa as executive vice president and chief financial officer (“CFO”). Mr. Kempa served as the Company’s interim CFO since March 2018. As CFO, Mr. Kempa will report directly to the Company’s chief executive officer, Frank Del Rio, and is responsible for developing and executing the Company’s financial strategy and overseeing all finance functions, including corporate financial planning, accounting, treasury, tax, as well as information technology, corporate strategy and investor relations. A twenty-year veteran of Norwegian, Mr. Kempa held several positions of increasing responsibility in Norwegian’s finance organization, playing an instrumental role in several of the Company’s key milestones, including its successful initial public offering in 2013 and the Acquisition of Prestige  in 2014.

Oceania Cruises announced OceaniaNEXT

In August, Oceania Cruises announced OceaniaNEXT, a series of initiatives which will bring a sweeping array of dramatic enhancements designed to elevate every facet of the guest experience across Oceania Cruises’ fleet. The first initiative to be undertaken is the $100 million re-inspiration of the line’s four 684-guest Regatta-Class ships, Regatta, Insignia, Sirena, and Nautica, that will result in four better than new ships. Each ship will emerge from the re-inspiration process with 342 brand new designer suites and staterooms, as well as stunning new décor in the restaurants, lounges and bars, inspired by the line’s 450 ports of call.  Additionally, the destination-focused cruise line unveiled a suite of new enhancements as part of OceaniaNEXT, which include a new generation of Owner’s Suites furnished exclusively with Ralph Lauren Home on Marina and Riviera, the use of shipboard credit prior to departure, a new pre-cruise savings program, a luggage valet program and the re-designed OceaniaCruises.com homepage.

Norwegian Encore Hull Artwork Unveiled

Norwegian Cruise Line revealed that Eduardo Arranz-Bravo, the award-winning Spanish artist, created the hull artwork for the fourth and final Breakaway Plus Class ship, Norwegian Encore, which will debut in Miami in November 2019. A representation of Arranz-Bravo’s modern and abstract style, the ship’s hull will feature a labyrinth of color inspired by the artist’s life by the sea in Barcelona and paying tribute to the vibrant guest experience for which the Norwegian brand is recognized.  At approximately 167,800 gross tons and accommodating up to 4,000 guests, Norwegian Encore is currently being built at Meyer Werft, in Papenburg, Germany and will feature many innovative dining, entertainment and recreational activities that guests have come to expect from the Norwegian Cruise Line brand.  Following her unveiling, Norwegian Encore will cruise out of Miami every Sunday and sail seven-day voyages to the Eastern Caribbean beginning in November 2019.

Norwegian Cruise Line Wins Top Honors at World Travel Awards

World Travel Awards recently named Norwegian Cruise Line “North America’s Leading Cruise Line” and “Caribbean’s Leading Cruise Line,” for the third and sixth consecutive year, respectively, at a regional gala ceremony in Montego Bay, Jamaica. Norwegian Cruise Line is the most awarded cruise line of the 2018 World Travel Award season, having also secured its 11-year title as “Europe’s Leading Cruise Line” earlier this year in Athens, Greece. These three highly regarded awards further emphasize the brand’s status as the innovator in cruise travel in the most sought out cruise destinations in the world – the Caribbean, Europe and North America.

Updated Itineraries and Deployments

Norwegian Cruise Line opened its summer 2020 itineraries for sale for 11 of its 17 ships. With voyages to the most popular destinations in the world, the summer 2020 schedule includes three ships cruising to Alaska, four ships voyaging in Europe and two ships sailing to Bermuda from New York City and Boston, including Norwegian Encore, which begins sailing from New York City in April 2020, following her inaugural season in the Caribbean. Additionally, sailings on Pride of America, the only U.S. flagged ship offering round-trip cruises from Honolulu, opened for sale for summer 2021 through spring 2022.

Additionally, Regent Seven Seas Cruises revealed its 2020-2021 itineraries, which showcase 167 sailings and include maiden calls to 11 new ports across Europe, Asia, and the Americas, four newly-released Grand Voyages, and new pre-and post-cruise land tours and accommodations for luxury ocean travelers.

First School Built with Proceeds from Hope Starts Here Hurricane Relief Campaign

The Company announced the opening of Ivan Dawson Primary School, the first school to be constructed as a result of the Company’s Hope Starts Here hurricane relief campaign.  Together with All Hearts and Hands – Smart Response, the Company raised over $2.5 million dollars to deliver early relief response and rebuild safe, resilient schools in the Caribbean communities impacted by Hurricanes Irma and Maria.  A portion of the proceeds was used to build the primary school on Tortola, British Virgin Islands. On October 5, Company officials attended the grand opening celebration of the kindergarten through sixth grade school, which will open its doors to students on October 31.

Conference Call

The Company has scheduled a conference call for Thursday, November 8, 2018 at 10:00 a.m. Eastern Time to discuss third quarter results.  A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 26 ships with approximately 54,400 berths, these brands offer itineraries to more than 450 destinations worldwide. The Company will introduce eight additional ships through 2027.

Norwegian Cruise Line is the innovator in cruise travel with a 51-year history of breaking the boundaries of traditional cruising.  Most notably, Norwegian revolutionized the cruise industry by offering guests the freedom and flexibility to design their ideal cruise vacation on their schedule with no set dining times, a variety of entertainment options and no formal dress codes. Today, Norwegian invites guests to enjoy a relaxed, resort- style cruise vacation on some of the newest and most contemporary ships at sea with a wide variety of accommodations options, including The Haven by Norwegian®, a luxury enclave with suites, private pool and dining, concierge service and personal butlers. Norwegian Cruise Line sails around the globe, offering guests the freedom and flexibility to explore the world on their own time and experience up to 27 dining options, award-winning entertainment, superior guest service and more across all of the brand’s 16 ships.

Oceania Cruises is the world’s leading culinary- and destination-focused cruise line. The line’s six intimate and luxurious ships which carry only 684 or 1,250 guests offer an unrivaled vacation experience featuring the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on more than 450 ports across Europe, Alaska, Asia, Africa, Australia, New Zealand, New England-Canada, Bermuda, the Caribbean, Panama Canal, Tahiti and the South Pacific and epic Around The World Voyages that range from 180 to 200 days.

Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet. Seven Seas Mariner’s 2018 dry-dock refurbishment concluded the line’s $125 million refurbishment program to elevate the elegance of the whole fleet to the standard set by Seven Seas Explorer. In early 2020, Regent will perfect luxury with the launch of Seven Seas Splendor. A voyage with Regent Seven Seas Cruises includes all-suite accommodations, round-trip air, highly personalized service, exquisite cuisine, fine wines and spirits, unlimited internet access, sightseeing excursions in every port, gratuities, ground transfers and a pre-cruise hotel package for guests staying in concierge-level suites and higher.

Terminology

Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction, including the assumption of debt, for total consideration of $3.025 billion.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense, net.  Interest expense, net adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our debt.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.  Net income adjusted for supplemental adjustments.

Adjusted ROIC.  Adjusted EBITDA less Adjusted Depreciation and Amortization divided by debt and shareholders’ equity, averaged for four quarters.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Plus Class Ships.  Norwegian Escape, Norwegian Joy, Norwegian Bliss and a ship on order, Norwegian Encore.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency.  A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period to eliminate the effects of foreign exchange fluctuations.

Dry-dock.  A process whereby a ship is positioned in a large basin where fresh/sea water is pumped out to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS.  Diluted earnings per share.

GAAP.  Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue.  Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield.  Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor.  The ratio of Passenger Cruise Days to Capacity Days. A percentage greater than 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Project Leonardo.  The next generation of ships for our Norwegian brand.

Regatta-Class Ships.  Oceania Cruises’ Regatta, Insignia, Nautica, and Sirena.

Secondary Equity Offering(s).  Secondary public offering(s) of NCLH’s ordinary shares in March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, to enable us to analyze our performance. We refer you to “Terminology” above for the definitions of these and other non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue we earned net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expenses and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results. For example, for the nine months ended September 30, 2018, we incurred $6.3 million related to the extinguishment of debt due to the partial redemption of our 4.750% Senior Notes due 2021. We included this as an adjustment in the reconciliation of Adjusted Net Income since the extinguishment of debt is not representative of our day-to-day operations and we have included similar adjustments in prior periods; however, this adjustment did not occur in the comparable prior period or the three months ended September 30, 2018, each of which is presented in this release and this adjustment is therefore not included in the reconciliation for these periods.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release or that may be mentioned on our conference call constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release or that may be mentioned on our conference call, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, potential share repurchases or dividends, future deleveraging, prospects and objectives of management for future operations (including expected fleet additions, development plans, demand environment, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; our expansion into and investments in new markets;  the risks and increased costs associated with operating internationally; breaches in data security or other disturbances to our information technology and other networks; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; the unavailability of attractive port destinations; evolving requirements and regulations regarding data privacy and protection and any actual or perceived compliance failures by us; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues; our inability to obtain adequate insurance coverage; future changes relating to how external distribution channels sell and market our cruises; pending or threatened litigation, investigations and enforcement actions; our ability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein or that may be mentioned on our conference call to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jordan Kever
(305) 436-4961

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue
Passenger ticket	$1,334,460	$1,192,023	$3,301,372	$2,916,731
Onboard and other	523,896	459,715	1,372,561	1,229,891
Total revenue	1,858,356	1,651,738	4,673,933	4,146,622
Cruise operating expense
Commissions, transportation and other	301,349	266,173	769,564	683,628
Onboard and other	117,747	98,476	281,232	250,254
Payroll and related	227,707	206,142	656,868	593,502
Fuel	99,643	91,231	288,286	266,780
Food	56,038	53,883	160,785	147,401
Other	126,460	122,260	403,083	368,640
Total cruise operating expense	928,944	838,165	2,559,818	2,310,205
Other operating expense
Marketing, general and administrative	235,436	202,221	688,986	587,914
Depreciation and amortization	143,700	134,532	415,648	376,878
Total other operating expense	379,136	336,753	1,104,634	964,792
Operating income	550,276	476,820	1,009,481	871,625
Non-operating (expense) income
Interest expense, net	(69,540)	(66,339)	(202,226)	(183,495)
Other income (expense), net	98	(3,262)	11,354	(11,686)
Total non-operating expense	(69,442)	(69,601)	(190,872)	(195,181)
Net income before income taxes	480,834	407,219	818,609	676,444
Income tax expense	(10,456)	(6,527)	(18,400)	(15,369)
Net income	$470,378	$400,692	$800,209	$661,075

Weighted-average shares outstanding
Basic	221,511,630	228,267,307	224,033,156	227,891,916
Diluted	222,752,738	229,816,956	225,422,385	229,157,257

Earnings per share
Basic	$2.12	$1.76	$3.57	$2.90
Diluted	$2.11	$1.74	$3.55	$2.88

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net income	$470,378	$400,692	$800,209	$661,075
Other comprehensive income:
Shipboard Retirement Plan	107	104	319	313
Cash flow hedges:
Net unrealized gain	15,365	97,276	48,047	221,512
Amount realized and reclassified into earnings	(10,706)	11,644	(19,214)	31,593
Total other comprehensive income	4,766	109,024	29,152	253,418
Total comprehensive income	$475,144	$509,716	$829,361	$914,493

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$286,461	$176,190
Accounts receivable, net	46,562	43,961
Inventories	95,950	82,121
Prepaid expenses and other assets	298,435	216,065
Total current assets	727,408	518,337
Property and equipment, net	12,029,140	11,040,488
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	353,118	329,588
Total assets	$15,316,122	$14,094,869
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$679,908	$619,373
Accounts payable	59,423	53,433
Accrued expenses and other liabilities	664,106	513,717
Advance ticket sales	1,648,742	1,303,498
Total current liabilities	3,052,179	2,490,021
Long-term debt	5,875,252	5,688,392
Other long-term liabilities	190,601	166,690
Total liabilities	9,118,032	8,345,103
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 235,419,374 shares issued and 221,622,947 shares outstanding at September 30, 2018 and 233,840,523 shares issued and
228,528,562 shares outstanding at December 31, 2017	235	233
Additional paid-in capital	4,100,291	3,998,694
Accumulated other comprehensive income	56,118	26,966
Retained earnings	2,744,206	1,963,128
Treasury shares (13,796,427 and 5,311,961 ordinary shares at September 30, 2018 and December 31, 2017,
respectively, at cost)	(702,760)	(239,255)
Total shareholders' equity	6,198,090	5,749,766
Total liabilities and shareholders' equity	$15,316,122	$14,094,869

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Net income	$800,209	$661,075
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	420,154	385,957
Gain on derivatives	-	(71)
Deferred income taxes, net	3,998	16,035
Loss on extinguishment of debt	6,346	-
Provision for bad debts and inventory	3,420	1,592
Share-based compensation expense	88,797	63,664
Net foreign currency adjustments	(4,494)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(5,649)	571
Inventories	(14,237)	(13,923)
Prepaid expenses and other assets	(34,668)	(14,774)
Accounts payable	3,003	3,956
Accrued expenses and other liabilities	136,954	68,425
Advance ticket sales	316,268	187,131
Net cash provided by operating activities	1,720,101	1,359,638
Cash flows from investing activities
Additions to property and equipment, net	(1,361,678)	(1,129,514)
Promissory note receipts	755	-
Settlement of derivatives	64,796	(35,255)
Net cash used in investing activities	(1,296,127)	(1,164,769)
Cash flows from financing activities
Repayments of long-term debt	(1,233,499)	(1,006,620)
Proceeds from long-term debt	1,491,352	1,217,060
Proceeds from employee related plans	26,642	28,063
Net share settlement of restricted share units	(13,840)	(6,342)
Repurchases of shares	(463,505)	-
Early redemption premium	(5,154)	-
Deferred financing fees	(115,699)	(32,473)
Net cash (used in) provided by financing activities	(313,703)	199,688
Net increase in cash and cash equivalents	110,271	394,557
Cash and cash equivalents at beginning of the period	176,190	128,347
Cash and cash equivalents at end of the period	$286,461	$522,904

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2018	2017	2018	2017

Passengers carried		823,413	741,216	2,128,673	1,868,512
Passenger Cruise Days		5,493,932	5,071,115	15,177,982	13,819,421
Capacity Days		4,941,643	4,590,789	13,958,331	12,811,155
Occupancy Percentage		111.2%	110.5%	108.7%	107.9%

Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2018			2018
		Constant			Constant
	2018	Currency	2017	2018	Currency	2017

Passenger ticket revenue	$1,334,460	$1,336,565	$1,192,023	$3,301,372	$3,280,610	$2,916,731
Onboard and other revenue	523,896	523,896	459,715	1,372,561	1,372,561	1,229,891
Total revenue	1,858,356	1,860,461	1,651,738	4,673,933	4,653,171	4,146,622
Less:
Commissions, transportation
and other expense	301,349	301,614	266,173	769,564	764,601	683,628
Onboard and other expense	117,747	117,747	98,476	281,232	281,232	250,254
Net Revenue	1,439,260	1,441,100	1,287,089	3,623,137	3,607,338	3,212,740

Capacity Days	4,941,643	4,941,643	4,590,789	13,958,331	13,958,331	12,811,155

Gross Yield	$376.06	$376.49	$359.79	$334.85	$333.36	$323.67
Net Yield	$291.25	$291.62	$280.36	$259.57	$258.44	$250.78

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2018			2018
		Constant			Constant
	2018	Currency	2017	2018	Currency	2017
Total cruise operating expense	$928,944	$927,984	$838,165	$2,559,818	$2,546,877	$2,310,205
Marketing, general and
administrative expense	235,436	236,167	202,221	688,986	686,729	587,914
Gross Cruise Cost	1,164,380	1,164,151	1,040,386	3,248,804	3,233,606	2,898,119
Less:
Commissions, transportation
and other expense	301,349	301,614	266,173	769,564	764,601	683,628
Onboard and other expense	117,747	117,747	98,476	281,232	281,232	250,254
Net Cruise Cost	745,284	744,790	675,737	2,198,008	2,187,773	1,964,237
Less: Fuel expense	99,643	99,643	91,231	288,286	288,286	266,780
Net Cruise Cost Excluding Fuel	645,641	645,147	584,506	1,909,722	1,899,487	1,697,457
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	543	543	878	1,627	1,627	2,524
Non-cash share-based compensation (2)	28,962	28,962	21,444	88,797	88,797	63,664
Secondary Equity Offering expenses (3)	-	-	462	482	482	462
Severance payments and other fees (4)	-	-	-	-	-	2,399
Acquisition of Prestige expenses (5)	-	-	-	-	-	500
Other (6)	-	-	999	(912)	(912)	2,605
Adjusted Net Cruise Cost Excluding Fuel	$616,136	$615,642	$560,723	$1,819,728	$1,809,493	$1,625,303

Capacity Days	4,941,643	4,941,643	4,590,789	13,958,331	13,958,331	12,811,155

Gross Cruise Cost per Capacity Day	$235.63	$235.58	$226.62	$232.75	$231.66	$226.22
Net Cruise Cost per Capacity Day	$150.82	$150.72	$147.19	$157.47	$156.74	$153.32
Net Cruise Cost Excluding Fuel per Capacity Day	$130.65	$130.55	$127.32	$136.82	$136.08	$132.50
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$124.68	$124.58	$122.14	$130.37	$129.64	$126.87

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Severance payments and other fees related to restructuring costs and other severance arrangements are included in marketing, general and administrative expense.
(5) Acquisition of Prestige expenses are included in marketing, general and administrative expense.
(6) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net income	$470,378	$400,692	$800,209	$661,075
Non-GAAP Adjustments:
Non-cash deferred compensation expenses (1)	864	878	2,591	2,524
Non-cash share-based compensation expenses (2)	28,962	21,444	88,797	63,664
Secondary Equity Offering expenses (3)	-	462	482	462
Severance payments and other fees (4)	-	-	-	2,399
Acquisition of Prestige expenses (5)	-	-	-	500
Amortization of intangible assets (6)	6,222	7,568	18,666	22,704
Extinguishment of debt (7)	-	-	6,346	-
Impairment of assets held for sale (8)	-	2,935	-	2,935
Tax benefit (9)	-	(7,950)	-	(7,950)
Other (10)	-	999	(912)	2,605
Adjusted Net Income	$506,426	$427,028	$916,179	$750,918
Diluted weighted-average shares outstanding	222,752,738	229,816,956	225,422,385	229,157,257
Diluted earnings per share	$2.11	$1.74	$3.55	$2.88
Adjusted EPS	$2.27	$1.86	$4.06	$3.28

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Severance payments and other fees related to restructuring costs and other severance arrangements are included in marketing, general and administrative expense.
(5) Acquisition of Prestige expenses are included in marketing, general and administrative expense.
(6) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(7) Losses on extinguishments of debt due to the partial redemption of our 4.750% Senior Notes due 2021, which are included in interest expense, net.
(8) Loss on sale of Hawaii land-based operations.
(9) Tax benefit primarily due to the reversal of tax contingency reserves in 2017.
(10) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net income	$470,378	$400,692	$800,209	$661,075
Interest expense, net	69,540	66,339	202,226	183,495
Income tax expense	10,456	6,527	18,400	15,369
Depreciation and amortization expense	143,700	134,532	415,648	376,878
EBITDA	694,074	608,090	1,436,483	1,236,817

Other (income) expense (1)	(98)	3,262	(11,354)	11,686
Non-GAAP Adjustments:
Non-cash deferred compensation expenses (2)	543	878	1,627	2,524
Non-cash share-based compensation expenses (3)	28,962	21,444	88,797	63,664
Secondary Equity Offering expenses (4)	-	462	482	462
Severance payments and other fees (5)	-	-	-	2,399
Acquisition of Prestige expenses (6)	-	-	-	500
Other (7)	-	999	(912)	2,605
Adjusted EBITDA	$723,481	$635,135	$1,515,123	$1,320,657

(1) Primarily consists of gains and losses, net for foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(5) Severance payments and other fees related to restructuring costs and other severance arrangements are included in marketing, general and administrative expense.
(6) Acquisition of Prestige expenses are included in marketing, general and administrative expense.
(7) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.